Exhibit 99.1
IR Contacts:
Julia Harper
Chief Financial Officer
503-615-1250
julia.harper@radisys.com
Brian Bronson
VP of Finance and Business Development
RadiSys Corporation
503-615-1281
brian.bronson@radisys.com
RadiSys Announces Fourth quarter and year-end Results
Full year revenues and earnings up over prior year
     HILLSBORO, OR — February 2, 2006 — RadiSys Corporation (Nasdaq: RSYS), a leading global provider of advanced embedded systems, reported revenues of $61.9 million for the quarter ended December 31, 2005. Net income for the quarter was $4.9 million, or $.20 per diluted share, versus net income of $2.8 million, or $.13 per diluted share, a year ago. The results for the fourth quarter include a tax benefit of $2.2 million, or $.08 per share, associated primarily with a projected increase in future utilization of deferred tax assets. For the year ended December 31, 2005, revenues were $260.2 million, which is up from $245.8 million for the year ended December 31, 2004. Net income for the year ended December 31, 2005 was $16.0 million, or $.68 per diluted share, compared to net income of $13.0 million, or $.59 per diluted share for the year ended December 31, 2004.
     “Overall, I am very pleased with our progress in 2005,” said Scott Grout, Chief Executive Officer. “Although our fourth quarter wireless infrastructure revenue finished below our original expectations, we delivered another year of revenue and earnings growth and increased our net cash position by approximately $35 million in the year. Strategically, we made very significant progress on our new products such as ATCA and Com-E, to position ourselves to take advantage of what we believe are large emerging opportunities in our target markets. In the fourth quarter, we closed additional business with our new Promentum and Procelerant product lines in applications such as broadband wireless packet networks, IP telephony, QOS management, multimedia messaging and industrial and medical imaging systems.”
     In conjunction with the 3GSM trade show later this month in Barcelona, Spain, the Company will formally introduce the Promentum SYS-6010, a 10 Gigabit ATCA application ready platform targeted for use in high-bandwidth dataplane applications. Until now, ATCA has principally been targeted for use in ancillary network control applications such as session setup, monitoring and management. With the introduction of the Promentum SYS-6010 platform, RadiSys expands the domain of use for ATCA into core traffic-bearing applications that require significantly greater bandwidth and traffic processing capabilities. The Promentum SYS-6010 will deliver the highest speed I/O, switching and packet processing capacities to be implemented in an ATCA system. Scheduled for early availability mid-2006, this solution will be implemented in a highly flexible and reliable architecture that includes comprehensive system management capability. The SYS-6010 is targeted at applications such as IMS (IP Multimedia Subsystem), Radio Network Controllers, Base Station Controllers, Media Gateways, and Call Servers.
     Business Outlook
     The following statements are based on current expectations as of the date of this press release. These statements are forward-looking, and actual results may differ materially. The Company assumes no obligation to update these statements.
     Commenting on the business outlook, Scott Grout, CEO, said, “For the first quarter, we currently expect to see revenues of $64 to $67 million and diluted earnings per share, excluding stock compensation expense of approximately $1 million, in the range of $0.10 to $0.12. We expect revenue to be sequentially higher as our wireless business moves toward recent run-rate levels.
     In closing, Mr. Grout stated, “Our team has made tremendous progress over the past year. We are confident that our strategy will put us in a position of strength to capitalize on the growing movement toward standards-based platforms across our target markets. We are still in the early and defining days of this movement and we believe that our customer intimacy, market-leading products and technologies and talented global team, will put us in a leadership role as this market opportunity unfolds.”

     RadiSys will provide more details about the reported results and current outlook during a conference call scheduled for 5 PM Eastern Time today. The public is invited to participate in the conference call by either calling 1-888-333-0027 and referencing conference ID# 3970936 or listening via live audio webcast on the RadiSys web-site at www.radisys.com. Replays of the call will be available through February 17, 2006 at 1-800-642-1687 for domestic dial-in, 706-645-9291 for international dial-in, referencing conference ID# 3970936, or via audio webcast at: www.radisys.com.
     About RadiSys
     RadiSys (Nasdaq: RSYS) is a leading provider of advanced embedded solutions for the Communications Networking and Commercial Systems markets. Through intimate customer collaboration, and combining innovative technologies and industry leading architecture, RadiSys helps OEMs bring better products to market faster and more economically. RadiSys products include embedded boards, platforms and systems, which are used in today’s complex computing, processing and network intensive applications.
     RadiSys, Procelerant and Promentum are registered trademarks of RadiSys Corporation.
     Use of Non-GAAP Financial Measures
          In addition to disclosing financial results calculated in accordance with GAAP, the financial outlook statements in the Company’s earnings release contain non-GAAP financial measures that exclude the effects of non-cash, equity-based stock compensation expense recognized as a result of the Company’s adoption of FAS 123R. Beginning with the first quarter 2006 earnings release, the Company will include non-GAAP financial measures of its financial results for the reporting period that exclude the income statement effects of non-cash, equity-based stock compensation expense. The Company believes that the presentation of results excluding non-cash, equity-based stock compensation expense will provide meaningful supplemental information to investors that are indicative of the Company’s core operating results. The non-GAAP financial measures disclosed by the Company should not be considered a substitute for or superior to financial measures calculated in accordance with GAAP, and reconciliations between GAAP and non-GAAP financial measures should be carefully evaluated. The non-GAAP financial measures used by the Company may be calculated differently from, and therefore may not be comparable to, similarly titled measures by other companies.
     Forward-looking Statements
          This press release contains forward-looking statements, including the statements about the Company’s guidance for the first quarter, particularly with respect to anticipated revenues, diluted earnings per share, the amount of stock compensation expense and our business strategy. Actual results could differ materially from our guidance and expectations in these forward-looking statements as a result of a number of risk factors, including, the risk factors listed from time to time in RadiSys’ SEC reports, including those listed under “Risk Factors” in RadiSys’ Annual Report on Form 10-K for the year ended December 31, 2004, and in the RadiSys Quarterly Reports on Form 10-Q filed with the SEC each fiscal quarter, and other filings with the SEC, copies of which may be obtained by contacting the Company at 503-615-1100 or from the Company’s investor relations web site at http://www.RadiSys.com. Although forward-looking statements help provide complete information about RadiSys, investors should keep in mind that forward-looking statements are inherently less reliable than historical information. All information in this press release is as of February 2, 2006. The Company undertakes no duty to update any forward-looking statement to conform the statement to actual results or changes in the Company’s expectations.
          For press information only: Lyn Pangares, RadiSys Corporation, 503-615-1220, lyn.pangares@radisys.com.

RADISYS CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts, unaudited)

	For the Three Months Ended		For the Year Ended
	December 31,		December 31,
	2005	2004	2005	2004
Revenues	$61,905	$62,710	$260,234	$245,824
Cost of sales	44,725	42,464	183,398	166,652

Gross margin	17,180	20,246	76,836	79,172
Research and development	7,571	7,690	29,784	28,214
Selling, general and administrative	7,509	7,365	30,084	30,448
Intangible assets amortization	513	514	2,052	2,226
Restructuring and other charges	127	1,442	1,128	1,012

Income from operations	1,460	3,235	13,788	17,272
Loss on repurchase of convertible subordinated notes	(46)	—	(50)	(387)
Interest expense	(457)	(545)	(2,053)	(3,565)
Interest income	2,017	986	6,337	3,416
Other expense, net	(270)	(234)	(879)	(472)

Income before income tax provision (benefit)	2,704	3,442	17,143	16,264
Income tax provision (benefit)	(2,181)	606	1,185	3,253

Net income	$4,885	$2,836	$15,958	$13,011

Net income per share:
Basic	$0.24	$0.15	$0.79	$0.69

Diluted	$0.20	$0.13	$0.68	$0.59

Weighted average shares outstanding:
Basic	20,543	19,296	20,146	18,913

Diluted	25,231	24,085	24,832	23,823

RADISYS CORPORATION
CONSOLIDATED BALANCE SHEETS
(In thousands)

	December 31,	December 31,
	2005	2004
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$90,055	$80,566
Short-term investments, net	135,800	78,303
Accounts receivable, net	39,055	42,902
Other receivables	3,886	2,808
Inventories, net	21,629	22,154
Other current assets	2,426	2,675
Deferred tax assets	4,033	4,216

Total current assets	296,884	233,624
Property and equipment, net	13,576	14,002
Goodwill	27,463	27,521
Intangible assets, net	2,159	4,211
Long-term investments, net	—	39,750
Long-term deferred tax assets	25,000	23,224
Other assets	4,082	2,906

Total assets	$369,164	$345,238

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$36,903	$31,585
Accrued wages and bonuses	4,829	5,626
Accrued interest payable	224	378
Accrued restructuring	856	1,569
Other accrued liabilities	8,279	7,832

Total current liabilities	51,091	46,990

Long-term liabilities:
Convertible senior notes, net	97,279	97,148
Convertible subordinated notes, net	2,498	9,867

Total long-term liabilities	99,777	107,015

Total liabilities	150,868	154,005

Shareholders’ equity :
Preferred stock — $.01 par value, 10,000 shares authorized; none issued or outstanding	—	—
Common stock — no par value, 100,000 shares authorized; 20,703 and 19,655 shares issued and outstanding at December 31, 2005 and December 31, 2004	193,839	182,705
Retained earnings	20,275	4,317
Accumulated other comprehensive income:
Cumulative translation adjustments	4,182	4,211

Total shareholders’ equity	218,296	191,233

Total liabilities and shareholders’ equity	$369,164	$345,238